CUSIP No.	230215105	Page	10	of	10
EXHIBIT A
JOINT FILING AGREEMENT
     Fountainhead Partners, L.P., Durango Investments L.P., Rand Financial Inc. and Scott Rand, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such company, that each such company is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such company contained therein.
Dated: June 29, 2007

/s/ Scott Rand Signature

Scott Rand Name/Title
For himself and as authorized signatory for each of: Fountainhead Partners L.P., Durango Investments L.P. and Rand Financial Inc.
End of Filing